                        KOLLMORGEN CORPORATION
                           Reservoir Place
                          1601 Trapelo Road
                          Waltham, MA  02154





                                             April 5, 1996





Dear Shareholder:

    You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 8, 1996, at 10:00 a.m. at the Auditorium, the First National Bank of Boston, 100 Federal Street, Boston, Massachusetts. This will be Kollmorgen's 80th Annual Meeting of Shareholders.

    As part of this year's Annual Meeting, you will have an opportunity to hear a report on the operations of the Corporation, as well as ask questions that you might have about Kollmorgen.

    Your vote is important, regardless of the number of shares that you hold. Accordingly, we would appreciate it if you would promptly execute and return the proxy card enclosed with this material.


                                     Sincerely,



                                     Gideon Argov
                                     Chairman of the Board,
                                     President and
                                     Chief Executive Officer

                        KOLLMORGEN CORPORATION
                           Reservoir Place
                          1601 Trapelo Road
                          Waltham, MA  02154


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                             April 5, 1996

To the Shareholders of
Kollmorgen Corporation:

    The Annual Meeting of Shareholders of Kollmorgen Corporation will be held at the Auditorium, the First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 8, 1996, at 10:00 a.m., local time, for the following purposes:

    1.  To elect four Class II directors;

    2. To approve an amendment to the 1991 Kollmorgen Corporation Long Term Incentive Plan;

    3. To approve amendments to the 1992 Stock Ownership Plan for Non-Employee Directors; and

    4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only shareholders of record at the close of business on March 21, 1996, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

                                 By order of the Board of Directors



                                 James A. Eder
                                 Secretary

        * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
        *                           IMPORTANT                           *
        *                                                               *
        *   It is important that your shares be represented at the      *
        *   Annual Meeting.  Please sign, date and return the enclosed  *
        *   proxy card promptly in order that your shares will be       *
        *   voted at the Annual Meeting.  A return envelope which       *
        *   requires no postage if mailed in the United States is       *
        *   enclosed for your convenience.                              *
        *                                                               *
        * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                           PROXY STATEMENT


GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kollmorgen Corporation (the "Corporation") to be used in voting at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, May 8, 1996, and at any adjournments or postponements thereof (the "Annual Meeting"). The close of business on March 21, 1996, is the record date for shareholders entitled to notice of and to vote at the Annual Meeting. At such record date, there were outstanding 9,723,466 shares of the Corporation's Common Stock, par value $2.50 per share ("Common Stock"), each of which is entitled to one vote on each matter to be presented before the shareholders of the Corporation. This Proxy Statement, the accompanying form of proxy and the 1995 Annual Report to Shareholders are being first sent to shareholders on or about April 5, 1996.

VOTING

    Shares may be voted by shareholders of record in person or by proxy, and shares represented by a properly executed proxy will be voted with respect to all shares represented by it in accordance with the instructions, if any, given therein. If no instructions are given, the proxy will be voted as recommended by the Board of Directors and, in the discretion of the persons designated on the proxy card, the proxy will be voted with respect to any other matter which may properly come before the meeting or any adjournments or postponements thereof.

    If a shareholder participates in the Corporation's Dividend Reinvestment Plan, any shares of Common Stock held in his/her account will be voted in accordance with the proxy returned by that person unless other instructions are received.

    Any proxy received by the Board of Directors may be revoked by the shareholder at any time prior to its use at the meeting by a subsequent written instrument signed in the same manner as the proxy and received by the Corporation either at the Annual Meeting or before the Annual Meeting at Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, Attention: Secretary.

    Under New York law and the governing instruments of the Corporation, the presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast at the Annual Meeting by shareholders entitled to vote in the election.
Approval of the proposed amendments to the 1991 Long Term Incentive Plan and the 1992 Stock Ownership Plan for Non-Employee Directors will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on these matters at the Annual Meeting. Any other matters that may be submitted to shareholders at the Annual Meeting, will require the affirmative vote of a majority of the votes cast at the Annual Meeting by shareholders entitled to vote on such matters.

    An independent inspector of election will tabulate all votes cast at the Annual Meeting. For purposes of the foregoing voting requirements, the inspector of election will treat shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee) nor abstentions will be counted as votes cast at the Annual Meeting.
Accordingly, such proxies will not have any effect on the outcome of the voting on the election of directors, but they will have the same effect as a vote against the proposed amendments to the 1991 Long Term Incentive Plan and the 1992 Stock Ownership Plan for Non-Employee Directors. In the event that any other matters are submitted to shareholders at the Annual Meeting, abstentions will have no impact on the voting with respect to those matters.

    Shares represented at the Annual Meeting that are held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and over which the broker or nominee does not have discretionary voting power on a particular matter (so-called, "broker non-votes") will be treated as present for purposes of determining the presence of a quorum. However, such shares will not be treated as shares that are entitled to vote on the particular matter as to which the broker or nominee does not have discretionary authority, nor will they be treated as votes cast at the Annual Meeting. Accordingly, broker non-votes will have no impact on the voting with respect to any matter to come before the Annual Meeting.

SOLICITATION

    The cost of this solicitation will be borne by the Corporation. Solicitation will be made by use of the mails, except that, if necessary, directors, officers and regular employees of the Corporation (none of whom will receive any additional compensation therefor) may make solicitations of proxies by telephone, telecopy, telegram or personal interview. The Corporation has retained the firm of Georgeson & Company, Inc. to aid in the solicitation of proxies, for which the Corporation has agreed to pay a maximum fee of $6,000 plus out-of-pocket expenses. The Corporation will reimburse brokers and other persons holding shares of Common Stock in their names, or in the names of nominees, for their expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.


                  ITEM 1.   ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS AND COMMITTEES

    The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board serve on one or more committees to carry out certain particular responsibilities.

    The Board of Directors held a total of seven regular and special meetings during 1995. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which such director served.

    The Audit Committee is responsible for overseeing and reviewing the audit of the Corporation's books and accounts, for reviewing the audited financial statements of the Corporation, for reviewing the Corporation's internal control procedures and for reviewing and approving the Corporation's independent public accountants. No member of this Committee is an employee of the Corporation. The Audit Committee met once during 1995.

    The Personnel and Compensation Committee generally is responsible for reviewing the Corporation's compensation policies and practices, and specifically for (i) reviewing and recommending to the Board of Directors the total compensation and benefit programs applicable to the Corporation's key employees, including corporate officers, and (ii) administering the Corporation's stock option plans. Also, this Committee reviews and makes recommendations on the policies and programs for the development of management personnel throughout the Corporation. This Committee met three times in 1995.

    The Retirement Plans Committee advises the Board with respect to the Corporation's retirement plans and trusts, reviews the selection of trustees, recommends investment managers, and recommends action regarding the establishment and amendment of the retirement plans and trusts. This Committee held two meetings in 1995.

    In addition to the regular meetings of the Audit, Personnel and Compensation and Retirement Plans Committees, members of these Committees, as part of their Committee responsibility, met periodically with the management of the Corporation during 1995.

    The Corporation does not have a standing nominating committee.

    The Executive Committee directs the management of the business of the Corporation on behalf of the Board of Directors between meetings of the entire Board. The Executive Committee met two times in 1995.

INFORMATION ON NOMINEES

    The Corporation's By-Laws provide for two classes of directors, with each class to serve a term of two years and to be composed of not less than three nor more than five directors. The Board is presently composed of eight directors, four of whom are members of Class I and four of whom are members of Class II. The current terms of the members of Class II are scheduled to expire at this Annual Meeting. Two of the current members of Class II, Messrs. Ruttenberg and Doyle, have advised the Corporation that they are not standing for re-election. As a result, the Board has nominated for election as Class II directors two persons who are not now serving as directors of the Corporation.

    The four Class II nominees standing for election at this Annual Meeting are Gideon Argov, Robert J. Cobuzzi, Geoffrey S. Rehnert and George P. Stephan. If elected, their terms will expire in 1998. Biographical summaries of each nominee and of the continuing directors appear on the following pages.

    All nominees have consented to be so named and to serve if elected. If a nominee becomes unavailable for election, it is the intention of the persons named in the accompanying proxy card to vote for such other person, if any, as the Board of Directors may designate.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF EACH OF THE FOLLOWING NOMINEES:

                              NOMINEES

For Class II Directors, whose terms expire in 1998:

GIDEON ARGOV, 39, is the Chairman of the Board, President and Chief Executive Officer of the Corporation. He was elected Chairman of the Board on March 26, 1996. He has been a director of the Corporation since May 23, 1991, and served as the Vice Chairman of the Board from that date until November 1991, when he was elected President and Chief Executive Officer. From 1988 to May 1991, he was the President and Chief Executive Officer of High Voltage Engineering Corporation. Previously, he had been for five years a manager and senior consultant with Bain and Company, San Francisco, California.
Mr. Argov is a member of the Executive Committee. He is also a director of TransTechnology Corporation and WorldCorp Inc.

ROBERT J. COBUZZI, 54, is the Senior Vice President, Treasurer and Chief Financial Officer of the Corporation. He joined the Corporation in July 1991 as the Treasurer, Chief Financial Officer and a Vice President. He was elected to his current position as Senior Vice President in February 1993. Prior to joining the Corporation, Mr. Cobuzzi was the Treasurer and a Vice President of High Voltage Engineering Company for two years. Previously, he was a Vice President and the Chief Financial Officer of Ausimont N.V.

GEOFFREY S. REHNERT, 38, is a Managing Director and a General Partner of Bain Capital, Inc., a private equity firm located in Boston, Massachusetts. Mr. Rehnert has held his current positions since 1986 and has been associated with Bain Capital since 1984. Prior to helping found Bain Capital, Mr. Rehnert was a consultant with Bain & Company and a commercial banker with the Morgan Guaranty Trust Company. He is also a director of several other corporations, including ICON Health & Fitness, Inc., FTD Holdings, Inc., GT Bicycles, Inc., U.S. Order and WorldCorp Inc.

GEORGE P. STEPHAN, 62, is a Managing Director of Stonington Group, Inc., a financial and management consulting firm located in East Hartford, Connecticut, a position he has held since 1994. From February 1992 through 1993, he acted in an of-counsel capacity to the law firm of Murtha, Cullina, Richter and Pinney located in Hartford, Connecticut. For over 21 years, Mr. Stephan held various executive management positions with the Corporation. He served as the Chairman of the Board of the Corporation from 1991 until

March 26, 1996, on which date Mr. Argov was elected to that position.
Mr. Stephan is a member of the Corporation's Executive Committee and has been a director of the Corporation since July 1982. He is also a director of Barr Laboratories, Inc. and Cambric Graphics, Inc., a trustee of Hartwick College, and a member of the Board of Advisors of the Hartwick Humanities in Management Institute.

                         CONTINUING DIRECTORS

Class I Directors, whose terms expire in 1997:

JERALD G. FISHMAN, 50, is the President, Chief Operating Officer and a director of Analog Devices, Inc., Norwood, Massachusetts. He has held these positions since November 1991, and served as the Executive Vice President of that company from 1988 to November 1991. He served as the Group Vice President-Components of that company from 1981 to 1988. Mr. Fishman is a also a director of Augat, Inc. and SQA, Inc.

JAMES H. KASSCHAU, 44, is the President of International Contract Furnishings, Inc., Norwood, New Jersey, a position he has held since October, 1995. Prior to that date, he was the President of Tinicum Incorporated, an investment management company located in New York, New York, and the President of Tinicum Enterprises, Inc., Garden City, New York. Mr. Kasschau has been a director of the Corporation since March 1990. He is the chairman of the Audit Committee and a member of the Retirement Plans Committee. The Board of Directors first nominated Mr. Kasschau for election as a director in 1990 in accordance with the terms of a Preferred Stock Agreement, dated
March 27, 1990, among the Corporation and the purchaser parties thereto. See "Certain Relationships and Related Transactions" below.

J. DOUGLAS MAXWELL, JR., 54, is Chairman of the Board and Chief Executive Officer of Empower, Inc., a distributor of medical products. From 1984 to 1988, he was President of Chemco Technologies, Inc., a manufacturer of graphic art film, paper, chemicals and related equipment, located in Glen Cove, New York. He has been a director of the Corporation since April 1983. He is a member of the Audit Committee and Personnel and Compensation Committee of the Board. Mr. Maxwell is also a director of the First National Bank of Long Island.

ROBERT N. PARKER, 67, is a business consultant. From February 1991 to January 1992, he was the Executive Vice President of LTV Aerospace and Defense Corporation. From November, 1986, to January, 1991, he was President of the LTV Missiles and Electronics Group of The LTV Corporation. From 1983 until November 1986, he was President of the Missiles Division of The LTV Corporation. Mr. Parker has been a director of the Corporation since
April 2, 1990. He is the chairman of the Personnel and Compensation Committee and a member of the Retirement Plans Committee. He is also a director of Perceptronics, Inc., Woodland Hills, California.

DIRECTORS COMPENSATION

    Pursuant to the By-Laws of the Corporation, directors who are not employees of the Corporation receive an annual retainer of $12,000. In addition, outside directors receive (a) $800 for attendance at each meeting of the Board, and for attendance at each meeting of a Committee on which they serve, and (b) $800 per day for attendance at the Corporation's annual planning meeting and for participating in any special assignments requested by the Corporation. Outside directors also are reimbursed for their reasonable expenses incurred in connection with Board and committee meetings and special assignments.

    At the Annual Meeting held on May 13, 1992, the shareholders approved the 1992 Stock Ownership Plan for Non-Employee Directors (the "Director Stock Ownership Plan"). The purpose of the Director Stock Ownership Plan is to attract, and retain as directors, qualified persons who are not employees of the Corporation. The Director Stock Ownership Plan provides that at least 50% of the yearly retainer of each non-employee director will be paid in shares of Common Stock in lieu of cash on a quarterly basis. In addition, the Director Stock Ownership Plan currently provides for the automatic grant of an option to purchase 2,000 shares of Common Stock every other year at an exercise price equal to the fair market value of the Common Stock on the date of grant. 150,000 shares of Common Stock are currently reserved for issuance under the Plan. Please refer to Item 3 below for a discussion of certain proposed amendments to the Director Stock Ownership Plan that are being submitted to shareholders for approval at the Annual Meeting.

    In March 1996, the Board terminated all future rights to participate in the non-employee director retirement program (the "Retirement Program") that had been maintained by the Corporation since 1985. The termination of the Retirement Program does not affect the vested rights of any participants. Current non-employee directors who are vested in the Retirement Program are entitled to receive their vested benefit upon retirement from the Board, but no further benefits will accrue under the Retirement Program.

    Under the Retirement Program, any non-employee director who retires after reaching the age of 55 and has at least three years of continuous service may enter into a consulting agreement with the Corporation to provide such consulting services to the Corporation as the Board of Directors may request from time to time, at a yearly compensation level equal to the amount of the annual retainer (currently $12,000) in effect on the date of a non-employee director's retirement. The term of each such agreement would be for a period equal to the number of years of such director's Board service, up to a maximum of ten years. Under this arrangement, each retired director would have to agree not to engage in any competitive activity with the Corporation during the period that payments are made and not to disclose to others any trade secrets or confidential information relating to the Corporation or its business.

    The Corporation, as permitted by the Corporation's By-Laws and New York law, has purchased directors and officers liability insurance from Federal Insurance Company and Executive Re Indemnity Inc. covering all of the Corporation's directors and officers. The aggregate premium for these policies paid or accrued during 1995 was approximately $277,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information, as of March 26, 1996, with respect to all persons known to the Corporation to be the beneficial owners of more than 5% of any class of shares of the capital stock of the Corporation:

                                                   Amount and
                                                     Nature
     Name and Address                                       of Beneficial        Percentage
   of Beneficial Owner                 Title of Class         Ownership           of Class
- --------------------------------       --------------       -------------        ----------
The "Gabelli Group" consisting of:              Common Stock          2,727,733 (1) 27.4%
Gamco Investors, Inc.("GAMCO")
Gabelli Funds, Inc.("GFI")
Gabelli Performance Partnership("GPP")
Gabelli International Limited("GIL")
Gabelli Securities, Inc.("GSI")
Gabelli & Company, Inc.
Mario J. Gabelli
c/o The Gabelli Group, Inc.
655 Third Avenue
New York, NY 10017

Tinicum Investors             Common Stock        712,904 (2)     7.3%
James H. Kasschau
Putnam L. Crafts, Jr.
RIT Capital Partners plc
J. Rothschild Capital Mgmt Ltd.
St. James Place Capital plc
c/o Tinicum Enterprises, Inc.
990 Stewart Avenue
Garden City, NY 11530

(1)   According to a Schedule 13D filed on December 1, 1989, as amended, the Gabelli Group reported that the number of shares of Common Stock beneficially owned by the Gabelli
      Group includes 246,038 shares of Common Stock receivable by the Gabelli Group if they were to convert all of the Corporation's 8-3/4% Convertible Subordinated Debentures Due
      2009 (the "Debentures") beneficially owned by them.

  The Gabelli Group beneficially owns shares of Common Stock as follows:



                                                                  Percent
                                                  Shares of     of Shares of
                                       Percent  Common Stock,  Common Stock,
                          Shares         of       (Assuming     (Assuming
                        of Common     Class of  Conversion of  Conversion of
    Name                  Stock        Common    Debentures)    Debentures)
    --------------      ---------     --------  -------------               -------------
    GAMCO               2,046,395       21.05%      2,225,189       22.30%
    Gabelli & Co.
    -- Principal                0         .00%              0        0.00%
    -- Agency              19,300         .20%         24,540        0.25%
    GFI
    -- Principal                0         .00%              0        0.00%
    -- Agency             226,000        2.30%        286,985        2.90%
    GIL                    23,000         .20%         23,000        0.23%
    GPP                   155,000        1.60%        155,000        1.56%
    GSI                       500         .00%            500        0.00%
    Mario Gabelli          11,500         .12%         12,519        0.13%

    According to the Gabelli Group's Schedule 13D, as amended, each member of the Gabelli
    Group has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock or Convertible Debentures reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc. does not have authority to vote 140,500 of the shares of Common Stock beneficially owned by it, and except that
    GFI shares with the Board of Directors of each of The Gabelli Asset Fund, The Gabelli
    Growth Fund, The Gabelli Convertible Securities Fund, The Gabelli Value Fund Inc., The
    Gabelli Small Cap Growth Fund and/or The Gabelli Equity Income Fund voting power with respect to the 286,985 shares of Common Stock held by such funds, and except that
    Gabelli & Company shares with the clients for whose accounts such Common Stock or
    Debentures were purchased the voting and dispositive power with respect to the 24,840 shares of Common Stock purchased for such accounts.  Mr. Gabelli is deemed to have beneficial ownership of the Common Stock and Debentures owned by each of the above persons and GFI is deemed to have beneficial ownership of the securities owned beneficially by each of the above persons other than Mr. Gabelli.

(2) According to a Schedule 13D, as amended, Tinicum Investors ("Investors") (successor to
    Tinicum Enterprises, Inc. and RUTCO Incorporated by transfer of shares formerly held by such entities), Mr. James H. Kasschau, Mr. Putnam L. Crafts, Jr., RIT Capital Partners
    plc ("RIT" and, collectively with Investors, Mr. Kasschau, and Mr. Crafts, the
    "Investor Group"), St. James Place Capital plc ("SJPC"), and J. Rothschild Capital
    Management Limited ("JRCML"), the Investor Group owns the Common Stock as shown in the table which follows.  The attribution of beneficial ownership of some of the outstanding shares of capital stock is duplicative because the term "beneficial ownership" includes both the power to vote and the power to dispose of such shares, which, with respect to certain of such shares, are not held by the same person.  See the explanation following the table below.




                                                       % of
                                Shares of            Class of
                                 Common               Common
                            Stock             Stock
                           --------          ------
    Investors              712,904            7.30%
    Mr. Kasschau            19,447            0.20%
    Mr. Crafts              75,749            0.78%
    RIT                    239,901            2.47%
    Mr. Ruttenberg           7,164            0.07%

  Investors has sole power to vote with respect to 378,807 shares of Common Stock it owns.  In addition, pursuant to the terms of a shareholders agreement among Investors,
  Mr. Kasschau, Mr. Crafts and RIT, Investors has the power to vote, except in certain limited circumstances, 334,097 shares of Common Stock owned by Mr. Kasschau, Mr. Crafts and RIT.

  The shares of Common Stock attributable to Messrs. Kasschau and Ruttenberg includes, as of March 28, 1996, 4,000 shares which each individual has the present right to acquire pursuant to the Corporation's Stock Ownership Plan for Non-Employee Directors.  Messrs.
  Kasschau and Ruttenberg have informed the Corporation that they disclaim beneficial ownership of the shares of Common Stock owned by other members of the Investor Group.

  On February 16, 1996, the Corporation redeemed the 12,422, 7,867, and 414.5 shares of its Series D Convertible Preferred Stock (the "Preferred Stock") held by Investors, RIT and Mr. Kasschau, respectively, at a redemption price of $1,100 per share in cash plus all accrued and unpaid dividends.  On February 20, 1996, the Corporation redeemed the
  2,484 shares of Preferred Stock held by Mr. Crafts at a redemption price of $1,100 per share in cash plus all accrued and unpaid dividends.  The 23,187.5 shares of Preferred
  Stock was sold for $1,000 per share on March 27, 1990, pursuant to the Preferred Stock
  Agreement, had a dividend rate of 9.5% per year and was convertible into an aggregate of 1,717,590 shares of Common Stock.


SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of March 28, 1996, the shares of each class of stock of the Corporation beneficially owned by each nominee, director, and executive officer, and all nominees, directors and executive officers of the Corporation as a group:

                                                           Share               Percent
Name of Beneficial Owner     Title of Class    Ownership         of Class
- ------------------------     --------------    ---------         --------
Gideon Argov (1)             Common Stock      221,000           2.3%
Robert J. Cobuzzi (1)        Common Stock       85,000             *
Allan M. Doyle, Jr. (2)      Common Stock       27,804             *
James A. Eder (1)            Common Stock       60,630             *
Jerald G. Fishman (2)        Common Stock        3,446             *
James H. Kasschau (2)        Common Stock       19,447             *
J. Douglas Maxwell, Jr. (2)  Common Stock       39,822             *
Robert N. Parker (2)         Common Stock        6,906             *
Geoffrey S. Rehnert          Common Stock            0             *
Eric M. Ruttenberg (2)       Common Stock        8,064             *
George P. Stephan (2)        Common Stock       48,477             *
Robert W. Woodbury, Jr.      Common Stock            0             *
All directors and
  executive officers of
  the Corporation, as a
  group                      Common Stock      520,596   (2)(1)  5.35%


 *    less than 1%.

(1)   Reflects the number of shares that could be purchased by the exercise of options available as of March 29, 1996, or within 60 days thereafter under the Corporation's stock option plans.  Accordingly, these numbers are inclusive of (i) 200,000 shares of Common Stock which Mr. Argov has the right to acquire under the Kollmorgen 1991 Long Term Incentive
      Plan ("LTIP"), (ii) 80,000 shares of Common Stock which Mr. Cobuzzi has the right to acquire under the LTIP and Kollmorgen 1982 Stock Option Plan ("1982 Plan"), and (iii)
      60,200 shares of Common Stock which Mr. Eder has the right to acquire under the 1982 Plan and the LTIP.

(2)   Inclusive of 4,000 shares of Common Stock which each named non-employee director has the present right to acquire upon the exercise of non-qualified stock option grants made in
      1992 and 1994 under the Non-Employee Director Stock Ownership Plan except that Mr. Fishman has the present right to acquire 2,000 shares of Common Stock under a non-qualified stock option granted to him in March, 1994.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning compensation of the Corporation's Chief Executive Officer and the Corporation's three other executive officers during the last three fiscal years, where applicable.

                                                              Long-Term
                                  Annual Compensation            Compensation
                         -----------------------------------------   ------------
                                                               Number of
                                                                Stock
 Name and Principal                                                     Options
     Position              Year            Salary ($)           Bonus ($)     Awarded
 ---------------------   ----     ------------      --------- ------------
Gideon Argov             1995      $275,000          $68,750       50,000
Chairman of the Board,   1994       269,710            - 0 -        - 0 -
President and Chief      1993       275,000            - 0 -        - 0 -
Executive Officer

Robert J. Cobuzzi        1995      $190,000          $47,500       25,000
Senior Vice President,   1994       186,340            - 0 -        - 0 -
Treasurer and Chief      1993       190,000            - 0 -       50,000
Financial Officer

James A. Eder            1995      $155,000          $39,250        - 0 -
Vice President, Secretary                     1994 155,000          - 0 -     - 0 -
and General Counsel      1993       155,000            - 0 -        - 0 -

Robert W. Woodbury, Jr. (1)                   1995$118,660        $32,500     - 0 -
Vice President, Controller                    1994 109,000          - 0 -    25,000
and Chief Accounting     1993        99,917            - 0 -       10,000
Officer

(1) Mr. Woodbury left the employ of the Corporation in January 1996.




                                  OPTION GRANTS DURING 1995
                                                                                Potential
                                                                              Realizable Value
                                                                             at Assumed Annual
                                                                              Rates of Stock
                                                                             Appreciation for
                                  Individual Grants                            Option Term
                  --------------------------------------------------         -----------------
                                 % of Total
                       Securities            Options
                       Underlying           Granted to           Exercise
                         Options  Employees  or Base
                         Granted  in Fiscal Price (2) Expiration
         Name              (1)      Year    ($/Share)    Date    5% (3)  10% (3)
- -------------------------        ---------- ----------           ----------   ----------     -------   -------
Gideon Argov           50,000    36.8%      $ 9.375   12/13/2005 $294,794     $747,067
Robert J. Cobuzzi      25,000    18.4%      $ 9.375   12/13/2005 $147,397     $373,533
James A. Eder           - 0 -    - 0 -_       - 0 -     - 0 -       - 0 -        - 0 -
Robert W. Woodbury, Jr.           - 0 -     - 0 -       - 0 -      - 0 -    - 0 -          - 0 -


(1) 10% of the options granted in 1995 are exercisable starting 12 months after the grant date, an additional 10% of the options are exercisable after 18 months, and an additional
    20% of the options are exercisable on the second, third, fourth and fifth anniversary dates thereafter.  All options were granted at the fair market value on the date of grant.


(2) The option exercise price is equal to the fair market value of the underlying shares of
    Common Stock on the date of the grant.  All of these options were granted on December 14,
    1995.

(3) In accordance with SEC rules, these columns show gains that might exist for the respective options over a period of ten years.  If the stock price does not increase above the exercise price, compensation to the named executives will be zero.





                        Option Values at December 31, 1995 (1)

                             Number of
                       Securities Underlying     Value of Unexercised
                       Unexercised Options at   "In-the-money" Options at
                           December 31, 1995      December 31, 1995 (2)
                      --------------------------          --------------------------
      Name            Exercisable              Unexercisable   Exercisable    Unexercisable
- ------------------------         -----------   -------------   -----------    -------------
Gideon Argov          160,000     90,000       $ 440,000  $ 192,250
Robert J. Cobuzzi      80,000     70,000       $ 222,500  $ 177,500
James A. Eder          60,200     10,000       $ 112,500  $  26,250
Robert W. Woodbury, Jr.           16,000        19,000    $  71,250           $  76,625

(1)   No stock options were exercised by any named executive officer during 1995.

(2)   Based upon the December 29, 1995, fair market value share price of $11.00, less the share price to be paid upon exercise.

Pension Plan

    All salaried employees with one year of service, including executive officers of the Corporation, are participants in the Kollmorgen Corporation Salaried Employees Retirement Plan (the "Plan"). The Plan is a defined benefit plan, and the benefits are not reduced by Social Security benefits or by payments from other sources. In the event of a termination of the Plan following a Change in Control (as defined in the Plan), any assets of the Plan remaining after provision is made for all benefits thereunder will be used to supplement such benefits. This provision may not be amended or terminated following a Change in Control. Benefits under the Plan are based upon years of service and the highest consecutive five year average annual base salaries during the final ten calendar years of service up to age 65. For the year ended December 31, 1995, the credited years of service of Messrs. Argov, Cobuzzi, Eder and Woodbury under the plan are 5, 4, 19, and 3 respectively.

    The following table sets forth the annual benefits which would become payable at age 65 under the Plan based upon a straight life annuity form of benefit and various levels of covered compensation and years of service:

                     Years of Service at Retirement in 1996
    Final Average
     Earnings at
     Retirement        15      20       25    30 or more
    -------------        ------- ------- -------  ----------
    $100,000             $24,930 $33,240 $41,550   $49,860
     125,000              31,680  42,240  52,800    63,360
     150,000              38,430  51,240  64,050    76,860
     175,000              38,430  51,240  64,050    76,860
     200,000              38,430  51,240  64,050    76,860
     250,000              38,430  51,240  64,050    76,860
     300,000              38,430  51,240  64,050    76,860

    Annual benefits provided by the Corporation under this Plan are subject to certain restrictions and limitations under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, as in effect from time to time. Currently the Code prohibits tax-qualified defined benefit pension plans from taking into account for benefit calculation any compensation in excess of $150,000 per annum and limits annual benefit payments under such plans to $120,800. These limits and prohibitions are indexed for inflation.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

    The Corporation has entered into employment agreements with three current executive officers. Each agreement protects the Corporation from disclosure of confidential information by the executive and contains the executive's covenant not to compete with the Corporation following termination of employment under certain circumstances.

    The agreement with Mr. Argov, the Corporation's President and Chief Executive Officer, provides for an annual base salary of $275,000, describes the employee benefit plans under which he is entitled to participate, and provides that if the Corporation terminates his employment other than for "Cause" (as defined in the agreement) he will be entitled to receive an amount equal to his current base salary, in a lump sum. The agreement with Mr. Cobuzzi, the Corporation's Chief Financial Officer, Treasurer and a Vice President, provides for an annual base salary of $190,000 and otherwise is substantially identical to Mr. Argov's agreement.

    The agreement with Mr. Eder provides for an annual base salary of $155,000. In the event of a termination by the Corporation without Cause (as defined in the agreement), by the executive with Good Reason (as defined in the agreement) or by the executive under certain limited circumstances, the executive will receive a lump sum cash payment equal to two times his highest annual base salary (the "High Base Salary"), will receive life and medical benefits until the earlier of acceptance of other employment or two years from termination, and his options under the Corporation's stock option plans will continue to become exercisable for two years (unless the agreement is terminated by the executive under certain limited circumstances, in which event, the options granted to the executive in July, 1991, shall terminate immediately). In the event of a termination of the executive for certain reasons after a change in control, the executive will receive the value of his life and medical benefit continuation in a cash lump sum and an additional cash payment equal to the difference between (i) 2.99 times his current salary and (ii) the sum of twice his High Base Salary and the amount of the cash lump sum payment for his life and medical benefit continuation.

    Pursuant to the terms of the Corporation's stock option plans, in the event of extraordinary corporate events, including a substantial change in the ownership or control of the Corporation, the Committee may, in its discretion, accelerate the vesting and exercise period for all or some of the outstanding options.

Board Compensation Report on Executive Compensation

    The Personnel and Compensation Committee (the "Committee") of the Corporation's Board of Directors is composed of independent directors who are not employees of the Corporation and who qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934.
The Committee is responsible for developing and implementing the compensation programs which relate the pay levels of the Corporation's executive officers and certain other key employees. The Committee strives to establish performance criteria, evaluate performance and determine base salary and incentive payments for the Corporation's key decision makers to insure the Corporation's ability to attract and retain high caliber executives by providing appropriate incentives to deliver the maximum short-term and long-term financial results for the benefit of shareholders. The Committee also approves compensation matters involving other key employees of the Corporation, periodically reviews the annual salaries of all key employees, including executive officers, and establishes the Corporation's policy with respect to merit salary increases.

    The Committee also administers and approves the grant of awards under the Kollmorgen 1991 Long Term Incentive Plan ("LTIP") and other incentive compensation plans of the Corporation for executive officers and certain other key employees of the Corporation. From time to time, the Corporation, on the recommendation of the Committee, has retained the services of independent compensation consultants to evaluate the Corporation's executive compensation programs.

    In order to meet its objectives, the Committee has chosen three components of its compensation program to meet the Corporation's pay philosophy. Base salaries, the fixed regular periodic component of pay, are based on the average level of base salaries among a competitive peer group of companies of comparable size. The bonus plan for executive officers, which is directly linked to the financial performance of the Corporation, is designed to provide additional cash compensation when specific financial performances are achieved or exceeded. The 1996 bonus plan for executive officers provides cash awards when the Corporation meets its operating plan in terms of primary earnings per share and revenues. Finally, the LTIP plan rewards executive officers and key employees for delivering long-term value to the Corporation's shareholders. This plan is structured in such a way as to reward executives only to the extent that shareholders have benefited over some measurable period of time. Historically, the Corporation has used the grant of stock options that vest over specified periods, currently five years, to accomplish this objective. In determining a grant of stock options, the Committee considers the amount and terms of outstanding options previously granted to executive officers.

    Mr. Argov joined the Corporation in May 1991 as Vice Chairman of the Board and was elected President and Chief Executive Officer in November 1991. His May 1991 compensation package, consisting of a base salary of $275,000, participation in the corporate bonus plan, and the grant of 200,000 non-qualified stock options issued under the LTIP and vesting over five years, is designed to encourage short-term and long-term performance consistent with the interests of the shareholders. His annual salaries in 1992, 1993 and 1995 continued at the same level as in 1991. In 1994, Mr. Argov voluntarily reduced his salary by 5% for a period of three months. Pursuant to the terms of the Corporation's incentive bonus plan for corporate officers, Mr. Argov received a bonus of $68,750 in 1996 as a result of the operating performance of Corporation during 1995.

    The Committee has not yet developed a policy with respect to amending pay policies or asking shareholders to vote on "pay for performance" plans in order to qualify compensation in excess of $1 million a year which may be paid to the five highest-paid executives for federal tax deductibility.
Under current compensation plans and deferral elections, no executive officer's compensation subject to the deductibility limit will exceed $1 million in 1995, even if all performance goals are attained under the Company's short-term incentive plans. The Compensation Committee intends to consider the matter again later this year. At that time, the Committee will balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction should taxable compensation for any of the five highest-paid executives exceed $1 million in future years.


    Members of the Personnel and Compensation Committee:

        Robert N. Parker    J. Douglas Maxwell, Jr.    Eric M. Ruttenberg


Certain Relationships and Related Transactions

    Pursuant to a Preferred Stock Purchase Agreement, dated March 27, 1990 (the "Preferred Stock Agreement"), the Corporation issued and sold an aggregate of 23,187.5 shares of a newly created class of preferred stock, designated Series D Convertible Preferred Stock ("Preferred Stock"), for $1,000 per share, or an aggregate purchase price of approximately $23.2 million, to a group of investors including Tinicum Investors, Mr. James H. Kasschau, Mr. Putnam L. Crafts, Jr., RIT Capital Partners plc, J. Rothschild Holdings plc and J. Rothschild Capital Management Limited (the "Investors"). Mr. Eric Ruttenberg is the managing partner of Tinicum Investors. Both Messrs. Ruttenberg and Kasschau are members of the Board of Directors of the Corporation, and Mr. Ruttenberg is a member of the Personnel and Compensation Committee.

    Among other things, the Preferred Stock Agreement entitled certain of the Investors to propose two nominees for election to the Board of Directors, and the Corporation was required to exercise all authority under applicable law to cause such nominees to be elected to the Board. Messrs. Kasschau and Ruttenberg were first elected to the Board in 1990 pursuant to these provisions. Mr. Kasschau is a continuing Class I director. Mr. Ruttenberg is currently a Class II director, but he is not standing for re-election at the Annual Meeting.

    On February 16, 1996 and February 20, 1996, the Corporation redeemed all of the then outstanding shares of Preferred Stock at a redemption price of $1,100 per share in cash, plus all accrued and unpaid dividends, resulting in an aggregate redemption price of approximately $25.8 million. The terms of the redemption were prescribed by the Preferred Stock Agreement. As a result, no shares of Preferred Stock are issued and outstanding as of the date of this Proxy Statement.


    ITEM 2.   APPROVAL OF AN AMENDMENT TO THE 1991 KOLLMORGEN CORPORATION
                  LONG TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF
                        SHARES RESERVED FOR ISSUANCE THEREUNDER

BACKGROUND

    For the purpose of aiding the Corporation and its subsidiaries in attracting, retaining and motivating personnel of exceptional ability and encouraging stock ownership by key employees, the Corporation has had some form of stock option plan since 1960.

    The 1991 Kollmorgen Corporation Long Term Incentive Plan (the "Plan") was approved by the shareholders of the Corporation at the Annual Meeting held on May 23, 1991. The Plan provides for the granting of several different types of "Awards" of shares of the Corporation's Common Stock, including incentive and non-qualified stock options, restricted shares, stock appreciation rights and phantom shares. To date, the only types of Awards that have been granted under the Plan have been "incentive stock options," as defined in Section 422(A)(b) of the Internal Revenue Code, and options that do not so qualify (i.e., non-qualified stock options). Under the current provisions of the Plan, the number of Awards available for grant that are payable in Common Stock is based upon the total number of issued shares of the Corporation's Common Stock as of December 31 of each year. Under this formula, the total number of shares which may be issued under this Plan is 859,291, as of December 31, 1995.

    As of March 5, 1996, an aggregate of 68,050 shares of Common Stock had already been issued pursuant to the exercise of stock options that were previously granted under the Plan and an additional 788,750 shares of Common Stock were reserved for issuance pursuant to the exercise of outstanding stock options. Thus, only 2,491 shares are presently available for the grant of future Awards under the Plan.

AMENDMENT INCREASING THE NUMBER OF SHARES RESERVED UNDER THE PLAN.

    The Committee has concluded that additional shares should be available for the grant of future Awards to meet the needs of the Corporation to attract and retain key employees. Consequently, it recommended to the Board of Directors, and at its regular meeting on March 5, 1996 the Board unanimously adopted, an amendment to the Plan increasing the number of shares of Common Stock which may be issued under the Plan from 859,291 to 1,159,291 shares, inclusive of 68,050 shares previously issued pursuant to the Plan and 788,750 shares reserved for issuance pursuant to outstanding awards. The amendment would increase the existing reserve by 300,000 shares. The Board's action was taken subject to the approval of shareholders at this Annual Meeting.

    If adopted, the proposed amendment would completely amend and restate
Section 3 of the Plan to read as set forth in Exhibit A attached to this Proxy Statement. Shareholders are urged to read the complete text of the proposed amendment set forth in Exhibit A. If the proposed amendment is not adopted, the Plan will be retained in its current form.

    The Board of Directors believes strongly that the proposed amendment to the Plan will increase the value of the Plan to the Corporation by enabling the Corporation to retain the services of its existing management team and assisting the Corporation in the recruitment of new personnel of outstanding ability.

    In order to be adopted, the proposed amendment to the Plan requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the proposed increase in the number of shares reserved for issuance under the 1991
Kollmorgen Corporation Long Term Incentive Plan.

    A summary of the principal features of the Plan, as proposed to be amended, follows in the succeeding paragraphs.

AVAILABLE SHARES

    Under the Plan, the number of Awards available for grant that are payable in Common Stock is limited to 1,159,291. The closing price of a share of Common Stock on the New York Stock Exchange was $11.50 on March 26, 1996.

STOCK OPTION AND STOCK APPRECIATION RIGHTS

    The Plan permits the granting of stock options ("Options") and stock appreciation rights ("Stock Appreciation Rights") in tandem with the grant of Options ("Tandem Stock Appreciation Rights") and Stock Appreciation Rights that are not granted in tandem with Options ("Free-Standing Stock Appreciation Rights"). Options granted under the Plan will be designated at the time of grant as either incentive stock options ("ISOs") or Options which do not qualify as ISOs ("NQOs"). Tandem Stock Appreciation Rights generally may be granted with the related Option or after the grant of such Option. However, Tandem Stock Appreciation Rights that are related to ISOs must be granted at the same time as such ISOs.

    At the time of grant of an Option or Stock Appreciation Right, the Committee will determine when such Award will vest and become exercisable and when such Award will expire. However, the expiration date may be no later than ten years from the date of grant.

    When an Option is granted, the Committee will designate a purchase price with respect to shares purchased when the Option is exercised (the "Option Price"). However, the Option Price with respect to an ISO may be no less than 100% of the fair market value of the shares covered by the ISO on the date that the ISO is granted. The Option Price will also serve as the base value to be used in calculating the value upon exercise of any Tandem Stock Appreciation Right issued in connection with such Option. Similarly, when a Free-Standing Stock Appreciation Right is granted, the Committee will designate an initial value (the "Initial Value") to be used in calculating the value upon exercise of any Free-Standing Stock Appreciation Right.

    The participant may pay the Option Price in cash, shares of Common Stock, other property or a combination thereof, in the discretion of the Committee.

    A Stock Appreciation Right will entitle the participant to receive cash from the Corporation in an amount equal to the total number of shares covered by the Stock Appreciation Right multiplied by the amount by which the fair market value of a share of Common Stock on the exercise date exceeds, in the case of a Tandem Stock Appreciation Right, the Option Price or, in the case of a Free-Standing Stock Appreciation Right, the Initial Value.

    Alternatively, the Committee may elect to pay the participant in Common Stock having a fair market value equal to the cash amount determined above, or in a combination of Common Stock and cash.

    The grant of an Option or Stock Appreciation Right generally will not have any tax consequences for the participant or the Corporation under present federal tax laws. In general, upon the exercise of an NQO, the participant will realize ordinary taxable income measured by the difference between the Option Price and the fair market value of the stock received at the time of exercise, and the Corporation will be entitled to a tax deduction in the same amount.

    The participant does not incur any taxable income at the time of exercise of an ISO. If the participant holds the shares acquired upon exercise of the ISO for more than one year after exercise and two years after grant, the difference between the Option Price and the amount realized upon disposition of the shares is treated as long-term capital gain or loss by the participant and the Corporation is not allowed a tax deduction. The excess of the fair market value of the shares received at the time of exercise of an ISO over the Option Price will constitute an "item of tax preference" which may result in the imposition on the participant of the "alternative minimum tax" under the Code.

    Generally, upon the exercise of a Stock Appreciation Right, the participant will realize ordinary taxable income measured by the fair market value of the stock, or the amount of cash, received at the time of exercise, and the Corporation will be entitled to a tax deduction in the same amount.

    The availability of Stock Appreciation Rights will require a charge or credit to income each year with respect to the rights which have been granted, based upon the amount, if any, by which the fair market value of the Common Stock has increased or decreased that year compared with the Option Price or Initial Value.

RESTRICTED SHARES

    The Plan permits the Committee to grant or offer for sale, at a price designated by the Committee, restricted shares of Common Stock ("Restricted Shares"). Payment of the purchase price, if applicable, may be made in cash, shares of Common Stock, other property or a combination thereof, in the discretion of the Committee. At the time of grant or sale, the Committee will designate when the Restricted Shares will vest and become unforfeitable. Upon the grant or sale of Restricted Shares, a certificate evidencing the appropriate number of shares of Common Stock will be issued in the participant's name. The Corporation will hold such shares on behalf of the participant until they vest. Once such shares have vested, the Corporation will deliver the certificate to the participant.

    The participant will be entitled to all rights of a shareholder with respect to such shares, including voting rights, except that the participant may not transfer or alienate such shares until they vest. Once such shares have vested, the participant may transfer them.

PHANTOM SHARES

    The Plan permits the Committee to grant phantom shares ("Phantom Shares"). At the time of grant, the Committee will designate an Initial Value with respect to each Phantom Share. Each Phantom Share will entitle the participant to receive, on such date as the Committee may determine, an amount equal to the fair market value of a share of Common Stock as of such payment date (or such other measurement of value as may have been established by the Committee), less the Initial Value of such Phantom Share. However, the measure of value selected with respect to a Phantom Share may not produce a payment that would be greater than the fair market value of a share of Common Stock at the time of such payment. Payment by the Corporation with respect to Phantom Shares may be made in cash, Common Stock or a combination thereof, in the Committee's discretion.

GENERAL

    The Committee will have full authority to administer the Plan, interpret its provisions and perform such other functions as are assigned to it under the Plan. No person, while a member of the Committee, will be eligible to receive an Award.

    Each Award will be evidenced by an agreement between the participant and the Corporation. Such agreement will set forth the Option Price or Initial Value of the Award, if applicable, the vesting schedule of the Award, the treatment of the Award in the event of the termination of the participant's employment, provisions for the forfeiture of the Award, such other provisions, not inconsistent with the Plan, as the Committee may determine, and, in the case of officers and directors, such other restrictions as the

Committee deems advisable in order to preserve the exemptive relief afforded by Rule 16b-3 of the Securities Exchange Act of 1934, as amended. It is also anticipated that the agreements may provide for the accelerated vesting or payment of Awards in the event of extraordinary corporate events, including a substantial change in the ownership or control of the Corporation.

    In the event of a merger, reorganization, stock split, stock dividend or any other event affecting the Corporation's Common Stock, the Committee may make such adjustments as it deems equitable to preserve for participants the benefits of Awards, including, but not limited to, adjusting the total number of shares available for Awards and the number of shares covered by outstanding Awards.

    The Plan will terminate on the tenth anniversary of its adoption, except that Options and Stock Appreciation Rights then outstanding may continue to be exercised, Restricted Shares then outstanding will continue to vest, and Phantom Shares then outstanding will continue to be paid on the designated date.

    The Plan provides that the Board of Directors, at any time, may terminate, amend or modify the Plan in any respect, except that the Board may not take certain actions specified in the Plan without shareholder approval and no amendment may adversely affect the rights of a participant in an already granted Award without such participant's consent.


    ITEM 3.   APPROVAL OF AMENDMENTS TO THE 1992 STOCK OWNERSHIP PLAN
                          FOR NON-EMPLOYEE DIRECTORS

BACKGROUND

    In 1992, the shareholders of the Corporation adopted the 1992 Stock Ownership Plan for Non-Employee Directors (the "Director Stock Ownership Plan"). Under the current provisions of the Director Stock Ownership Plan, stock options to purchase 2,000 shares of the Corporation's Common Stock are granted to non-employee directors every two years and at least 50% of the yearly retainer (currently $12,000) payable to each such director is paid in shares of Common Stock in lieu of cash on a quarterly basis. The purpose of the Director Stock Ownership Plan is to encourage and enable non-employee directors of the Corporation to acquire a meaningful proprietary interest in the ownership of the Common Stock in order to establish a closer identification with the interests of shareholders.

    An aggregate of 150,000 shares of Common Stock were originally reserved for issuance under the Director Stock Ownership Plan. As of March 5, 1996, 20,877 shares have been issued in lieu of retainer fees and 26,000 shares were reserved for future issuance pursuant to the exercise of outstanding options. Thus, an aggregate of 103,123 shares of Common Stock are presently available for future grants under the Director Stock Ownership Plan. Including the nominees for election at this Annual Meeting, there will be seven non-employee directors of the Corporation participating in the Director Stock Ownership Plan.

AMENDMENTS TO PLAN

    At a regular meeting of the Board of Directors held on March 5, 1996, the Board of Directors unanimously approved and, subject to the approval of shareholders at the Annual Meeting, adopted certain amendments to the Plan which would, among other things, (a) provide for (i) a one-time grant to each non-employee director of the Corporation of a non-qualified stock option to purchase 15,000 shares of Common Stock and (ii) an additional one-time grant to each such non-employee director of a non-qualified stock option to purchase a number of shares of Common Stock (not to exceed 10,000) equal to the number of shares each such director purchases on the open market during a ninety (90) day period commencing as of the first trading day following the date of grant of the initial stock option, (b) delete the provisions providing for the automatic grant every two years of a non-qualified stock option covering 2,000 shares of Common Stock, (c) provide that upon termination of a non-employee director's services, the option will be exercisable for a period equal to the greater of (i) one month for each year of service up to twelve months, or (ii) ninety days, and (d) increase the number of shares reserved for issuance under the Plan by 175,000 from 150,000 to 325,000. The closing price of a share of Common Stock on the New York Stock Exchange was $11.50 on March 26, 1996.

    The complete text of the proposed amendments are set forth in Exhibit B attached to this Proxy Statement. Shareholders are urged to read the complete text of the proposed amendments set forth in Exhibit B. If the proposed amendments are not adopted, the Director Stock Ownership Plan will be retained in its current form.

    The Board of Directors believes strongly that the proposed amendments to the Director Stock Ownership Plan will increase the value of the Plan to the Corporation by providing an more effective means by which non-employee directors of the Corporation may acquire a meaningful proprietary interest in the ownership of the Common Stock of the Corporation. As noted above, the Board believes that this will help to establish a closer identification with the interests of shareholders.

    In order to be adopted, the proposed amendments to the Director Stock Purchase Plan requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote "FOR" the approval of the proposed amendments to the 1992 Stock Ownership Plan for Non-
Employee Directors.

    A summary of the principal features of the Director Stock Ownership Plan, as proposed to be amended, follows in the succeeding paragraphs.

PURPOSE

    The purpose of the Director Stock Ownership Plan is to assist the Corporation in attracting and retaining as members of the Board of Directors qualified persons who are not employees of the Corporation and to increase their proprietary interest in the Corporation through additional ownership in the Corporation's Common Stock.

AVAILABLE SHARES

    The aggregate number of shares of Common Stock reserved for the plan is 325,000, inclusive of 20,877 shares previously issued in lieu of retainer fees and 26,000 shares currently reserved for issuance pursuant to outstanding stock options. Such shares may be authorized and unissued shares or shares that have been reacquired by the Corporation, as the Board may determine.

GRANT OF OPTIONS

    Each non-employee director of the Corporation will be awarded a non-qualified stock option to purchase 15,000 shares of Common Stock immediately upon the adjournment of this Annual Meeting. Thereafter, each person who is who is first elected a non-employee director after this Annual Meeting will automatically be granted a non-qualified stock option to purchase 15,000 shares of Common Stock. Each non-employee director who receives such a stock option will be entitled to receive an additional non-qualified stock option equal to the number of shares (up to 10,000) the director purchases on the open market during a ninety (90) day period commencing as of the first trading day following the date of the initial grant. The terms of each option shall be contained in an agreement not inconsistent with the Director Stock Ownership Plan.

ADMINISTRATION

    The Director Stock Ownership Plan is designed to operate automatically and not require administration since stock option grants are determined on a non-discretionary basis according to a fixed formula. However, to the extent administration is necessary, the Director Stock Ownership Plan will be administered by the Personnel and Compensation Committee (the "Committee") of the Board of Directors. The Director Stock Ownership Plan will permit non-employee directors to be "disinterested" as defined in the regulations of the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, thus allowing these directors to administer the Director Stock Ownership Plan in compliance with the exemptions from the short-swing liability provisions contained in Section 16.

TERMS AND CONDITIONS OF OPTIONS

    Each stock option granted pursuant to the Director Stock Ownership Plan shall become exercisable for one-half of the optioned shares on each successive year from the date of grant. No option is exercisable after the expiration of ten years from the date of grant. The exercise price of the Common Stock under each option shall be the fair market value of the Common Stock on the date of grant. Fair market value is defined to mean the closing price of the Common Stock on the New York Stock Exchange, Composite Tape, on the date of grant, or, if no sale of Common Stock has been made on such date, on the next preceding date on which there is a sale of Common Stock.

    Payment for the exercise price may be made in cash, shares of Common Stock, or a combination thereof.

    In the event of termination of a non-employee director's service other than for Cause (as defined in the Director Stock Ownership Plan) or a voluntary resignation without the consent of the Board (in which events the option terminates immediately) the option may be exercised for a period equal to the greater of (i) one month for each year of service as a non-employee director up to twelve months, or (ii) 90 days after the date of termination of service, or for up to one year by his estate in the case of a death of a non-employee director.

DIRECTORS' FEE SHARES

    Under the Director Stock Ownership Plan, each non-employee director has elected to take 50% of his quarterly retainer (currently $3,000) in shares of Common Stock ("Directors' Fee Shares"), based upon the fair market value at the end of each calendar quarter. Non-employee directors may, upon six (6) months and one (1) day notice, increase their percentage of Directors' Fee Shares up to 100% of their quarterly retainer fee. Certificates for shares of Common Stock purchased under this provision of the Director Stock Ownership Plan shall be delivered to each non-employee director six months after each calendar quarter; provided, however, the non-employee director shall have the right to receive dividends and to vote such shares immediately upon issuance.

GENERAL PROVISIONS

    In the event of any consolidation, recapitalization, reconfirmation, stock dividend, distribution of property, special dividend or other change in corporate structure, adjustments may be made by the Committee in order to preserve to the holders of options substantially equivalent rights. In the event of a Corporate Termination (as defined in the Director Stock Ownership
Plan), each optionee shall receive from the Corporation an amount in cash, in a lump sum, for each share of Common Stock subject to option (whether vested or not vested) equal to the difference between the exercise price of the option and the fair market value of a share of Common Stock prior to the Corporate Termination.

    The Board may at any time alter, amend, suspend or terminate the Director Stock Ownership Plan, provided, however, that (i) any amendment which must be approved by the shareholders of the Corporation in order to maintain the continued qualification of the Director Stock Ownership Plan under Rule 16b-3 under the Securities Exchange Act of 1934 or any successor provision, or the approval of which is otherwise required by law or by the rules of any stock exchange upon which shares of Common Stock are traded, shall not be effective unless and until such shareholder approval has been obtained in compliance with such rule or law, and (ii) provisions of the Director Stock Ownership Plan which govern the amount, price or timing of the award of an option shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder.

TAX CONSEQUENCES

    In general, the grant of an option to purchase shares of Common Stock to a non-employee director will not have any tax consequences to either the non-employee director or the Corporation. Upon exercise of the option, the non-employee director will be required to report, on his federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise and the exercise price at which the stock was acquired. At the same time, the Corporation will generally be entitled to a tax deduction equal to the amount included in income by the non-employee director.

PERFORMANCE GRAPH

    The following performance graph compares the five-year cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1990, in each of Kollmorgen Corporation Common Stock, Standard & Poors 500 Stock Index, and the Standard & Poors Electrical Equipment Index.



                          [INSERT GRAPH]



                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               KOLLMORGEN CORPORATION COMMON STOCK, S&P 500 INDEX
                         AND S&P ELECTRICAL EQUIPMENT

 Measurement Period      Kollmorgen                         S&P Electrical
(Fiscal Year Covered)    Corporation      S&P 500 Index     Equipment Index
- ---------------------    -----------      -------------     ---------------
Measurement Pt.
   12/31/90          $100.00      $100.00          $100.00

FYE 12/31/91         $ 75.00      $130.00          $133.00
FYE 12/31/92         $ 81.00      $140.00          $145.00
FYE 12/31/93         $103.00      $155.00          $175.00
FYE 12/31/94         $ 79.00      $157.00          $177.00
FYE 12/31/95         $154.00      $215.00          $249.00


AUDITORS

    Coopers & Lybrand L.L.P. serves as the independent auditors for the Corporation. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will be available to respond to questions of shareholders.

PROPOSALS FOR THE 1997 ANNUAL MEETING

    In accordance with the rules of the Securities and Exchange Commission, shareholder proposals for inclusion in the Corporation's proxy statement for the 1997 Annual Meeting must be received at the Office of the Secretary, Kollmorgen Corporation, Reservoir Place, 1601 Trapelo Road, Waltham, MA 02154, no later than December 1, 1996.

OTHER MATTERS

    The Board of Directors does not intend to present any other matters before the meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy Card to vote on each such matter as they, in their sole discretion, may determine.

                                                             EXHIBIT A


                          PROPOSED AMENDMENT TO THE
             1991 KOLLMORGEN CORPORATION LONG TERM INCENTIVE PLAN


    Section 3 of the 1991 Kollmorgen Corporation Long Term Incentive Plan is proposed to be amended and restated in its entirety, as follows:

        3. Shares Available for Grant. The aggregate number of shares of Common Stock that may be sold or awarded pursuant to Options and Restricted Shares and for which Stock Appreciation Rights may be exercised shall not exceed 1,159,291 shares of Common Stock, inclusive of any shares of Common Stock sold or awarded under the Plan on or before May 8, 1996, subject to adjustment as provided for below in this Section 3 and in Section 12(a) and
    Section 12(b). If any Awards which are payable in Common Stock are surrendered, forfeited or expire without being exercised in full, then the shares of Common Stock that were issuable pursuant to such Awards shall be available for Options and Stock Appreciation Rights thereafter granted and for Restricted Shares thereafter awarded under the Plan; provided, however, that if an Option, or any portion thereof, shall be canceled as a result of the exercise of a related Tandem Stock Appreciation Right, the shares with respect to which such Option has not been exercised shall not be available for Options and Stock Appreciation Rights thereafter granted and for Restricted Shares thereafter awarded under the Plan, and if a Tandem Stock Appreciation Right, or any portion thereof, shall be canceled in connection with the exercise of a related Option, the shares with respect to which such Tandem Stock Appreciation Right has not been exercised shall not be available for Options and Stock Appreciation Rights thereafter granted and for Restricted Shares thereafter awarded under the Plan. For purposes of applying the limitations of this Section 3, the number of shares of Common Stock that are issuable with respect to a Free-Standing Stock Appreciation Right or a Phantom Share shall be determined by the Committee at the time of grant and set forth in the applicable Agreement. Awards that are not payable in shares shall be irrelevant for purposes of applying the limitations of this Section
    3. Notwithstanding any other provision of this Section 3, any shares issued by the Company by virtue of the assumption or substitution of outstanding grants from an acquired entity or business shall not reduce the shares available for grants or offerings under the Plan and will not count in applying the limitations of this Section 3.

            Shares of Common Stock issued under the Plan may be authorized and unissued shares or issued and reacquired shares, as the Committee may from time to time determine.

                                                             EXHIBIT B


                          PROPOSED AMENDMENTS TO THE
             1992 STOCK OWNERSHIP PLAN FOR NON-EMPLOYEE DIRECTORS

    1. Section 1(b) of Article II of the 1992 Stock Ownership Plan for Non-Employee Directors is proposed to be amended and restated in its entirety, as follows:

        (b) Shares Available. The total number of shares of Common Stock which may be issued under the Plan shall be 325,000, inclusive of any shares of Common Stock issued under the Plan or reserved for issuance upon the exercising outstanding stock options on or before May 8, 1996, and may be authorized and unissued shares or issued and reacquired shares, as the Board of Directors may from time to time determine. If an unexercised Option or a Directors' Fee Share shall expire, terminate, be forfeited or be cancelled for any reason, the share of Common Stock relating thereto shall again be available for grant under the Plan, in the form of either an option or a Directors' Fee Share.

    2. Section 1 of Article III of the 1992 Stock Ownership Plan for Non-Employee Directors is proposed to be amended and restated in its entirety, as follows:

    1.  Grant of Options

        (a) Grants Effective as of 1996 Annual Meeting. Effective as of the date of the adjournment of the 1996 Annual Meeting of Shareholders, each Non-Employee Director shall automatically be granted an Option to purchase 15,000 shares of Common Stock on the terms herein provided.

        (b) Grants to Subsequently Elected Non-Employee Directors.
    Each Non-Employee Director who is first elected to the Board on a date subsequent to the 1996 Annual Meeting of Shareholders shall automatically be granted, effective as of the date of such election to the Board, an Option to purchase 15,000 shares of Common Stock on the terms herein provided.

        (c) One-Time Matching Grants Following Initial Grants. Each Non-Employee Director who is granted an Option under paragraphs (a) or (b) above shall be granted an additional Option to purchase that number of shares of Common Stock (not to exceed 10,000) that such Non-Employee Director purchases on the open market during the ninety (90) day period immediately following the Grant Date of the Option granted under paragraph (a) or (b), as the case may be. The Grant Date of the Options hereby granted shall be deemed to be the ninety-first (91st) day immediately following the Grant Date of the Options granted under paragraph (a) or (b), as the case may be, and the Exercise Price of the Options hereby granted shall be the Fair Market Value of a share of Common Stock on the Grant Date.

        (d) Option Agreement. The terms of each Option shall be embodied in an agreement which shall contain terms not inconsistent with the Plan and which shall incorporate the Plan by reference. Each Agreement shall: (i) state the Grant Date of such Option,
    (ii) state the number of shares of Common Stock issuable in connection with the Option, (iii) state the exercise price of the Option, (iv) be signed by the Optionee and, on behalf of the Corporation, by a person designated by the Committee, and (v) be delivered to the Optionee. Notwithstanding anything contained herein, each grant of an Option shall be conditioned upon the recipient signing such agreement.

    3. Section 3 of Article III of the 1992 Stock Ownership Plan for Non-Employee Directors is proposed to be amended and restated in its entirety, as follows:

    3.  Exercise of Options Following Termination of Service

        (a) Termination not for Cause. Upon termination of a Non-Employee Director's service as a director of the Corporation for any reason (including death, disability or retirement) other than as set forth in Article III, Section 3(b), such Non-Employee Director may exercise any Option that was exercisable at the time of such termination at any time during the period equal to the greater of (i) one month for each year of service as a non-employee director up to a maximum of twelve (12) months, or (ii) ninety (90) days, following the date of such termination of service for any reason other than death and, in the case of death, until one year following the date of death. Upon the expiration of the applicable post-termination exercise period, any such Option, to the extent not exercised, shall be cancelled without payment therefor.

        (b) Termination for Cause and Voluntary Resignation Without Consent. In the event that a Non-Employee Director voluntarily resigns from the Board without the consent of the Board or is removed from the Board for Cause (as defined below), any Option granted to such Non-Employee Director, whether then vested and exercisable or not, shall terminate, as of the date of such removal. For purposes of this Article III, Section 3(b), removal for "Cause" shall mean a removal as a director by reason of (i) any act or omission which constitutes a material breach by the Non-Employee Director of an obligation to the Corporation, (ii) the conviction by the Non-Employee Director of a felony, or the perpetration by the Non-Employee Director of a dishonest act or common law fraud against the Corporation, or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of the Corporation.

                    KOLLMORGEN CORPORATION

        Proxy Solicited on Behalf of the Board of Directors of Kollmorgen Corporation for the Annual Meeting, May 8, 1996

  The undersigned hereby constitutes appoints GIDEON ARGOV, GEORGE P. STEPHAN, JAMES A. EDER, and each or any of them, with full power to act with or without the others and with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Kollmorgen Corporation to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, at 10:00 a.m. on Wednesday, May 8, 1996, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of the Corporation shown on the other side of this card with all the powers the undersigned would possess if personally present thereat.

  You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE

   Please mark votes
/ X / as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS
2 AND 3.

1.    ELECTION OF FOUR DIRECTORS.

  Class II Nominees are Gideon Argov, Robert J. Cobuzzi, Geoffrey S. Rehnert and George P. Stephan.

      FOR ALL                          WITHHELD
      NOMINEES*   /__/             FROM ALL           /__/
                                   NOMINEES

  /__/ ________________________________________________________________
  (* INSTRUCTION: To withhold authority to vote for any nominee, write such nominee's name(s) above.)

2.    PROPOSED AMENDMENT TO THE 1991 KOLLMORGEN CORPORATION LONG TERM
      INCENTIVE PLAN.

        FOR /___/      AGAINST  /___/       ABSTAIN   /___/

3. PROPOSED AMENDMENTS TO THE 1992 STOCK OWNERSHIP PLAN FOR NON-EMPLOYEE DIRECTORS.

        FOR /___/      AGAINST  /___/       ABSTAIN   /___/

4. In their discretion, upon the transaction of other business as may properly come before the meeting.


                                           /__/  MARK HERE FOR ADDRESS
                                                 CHANGE AND NOTE AT LEFT.


                                           /__/  MARK HERE IF YOU PLAN
                                                 TO ATTEND THE MEETING.

Please sign exactly as your name appears herein. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If a corporation, please sign by president or other authorized officer and indicate title. If shares are registered in the names of joint tenants or trustees, each tenant or trustee is required to sign.

Signature: ..................................... Date ...................


Signature: ..................................... Date ...................